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For Further Information
CONTACT:
INVESTOR RELATIONS                                  MEDIA RELATIONS
Dennis Himan               Stephen D. Keating       Donald O. St. Dennis
Vice President, Treasurer  Assistant Treasurer      Director, Public Relations
(612)887-8411              (612)887-8526            (612)887-8960



                     TORO'S FISCAL YEAR CHANGE APPROVED

BLOOMINGTON, MINN. (Nov. 2, 1995) -- The Toro Company (NYSE: TTC) announced today that it has received approval from the Internal Revenue Service (IRS) to change Toro's fiscal year-end from July 31 to Oct. 31.

     Company officials said changing the fiscal year-end to October from July is primarily intended to enhance the planning process of the company.

     The company's consumer retail sales are seasonal and heaviest in the late spring and early summer months. The Oct. 31 year-end date will allow the company to plan retail support activities for the next fiscal year with more information on important issues such as inventory management, customer trends and product sales.

     Toro's latest completed quarter ended Oct. 31, 1995 now becomes a transition quarter. Toro's fiscal 1996 began yesterday (Nov. 1, 1995) and will end Oct. 31, 1996. Results of the transition period will be announced by the company in mid-December.

     Toro's annual meeting, originally scheduled for Dec. 14, 1995, has been postponed and will be rescheduled in February or March of 1996.

     The Toro Company is a worldwide leader in the manufacturing of outdoor beautification equipment and products for the residential and commercial markets.

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